Exhibit 99

FSI International
3455 Lyman Boulevard	NEWS
Chaska, Minnesota USA 55318-3052
For additional information contact: Benno Sand-Investor and Financial Media (952) 448-8936
FOR IMMEDIATE RELEASE
For additional information contact: Benno Sand — Financial Media and Investors (952) 448-8936
FSI International Announces Fourth Quarter and Fiscal Year 2010 Financial Results
The company generated over $8 million of cash from operations in the fourth quarter of fiscal 2010, maintained over $38 million in cash and no debt at the end of fiscal 2010
     MINNEAPOLIS (Oct. 19, 2010) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2010 fourth quarter and the fiscal year ended August 28, 2010.
Fiscal 2010 Fourth Quarter Results
     Sales for the fiscal 2010 fourth quarter increased 103 percent to $28.8 million, as compared to $14.2 million for the same period of fiscal 2009. The company’s net income for the fourth quarter of fiscal 2010 was $6.6 million, or $0.17 per share, as compared to a net loss of $73,000, or $0.00 per share, in the fourth quarter of fiscal 2009.
Fiscal 2010 Full Year Results
     Fiscal year 2010 sales increased 80 percent to $91.0 million, as compared to $50.5 million for fiscal 2009. The company’s fiscal 2010 net income was $13.0 million, or $0.39 per share, compared to a net loss of $17.6 million, or $0.57 per share, for fiscal year 2009.
Fiscal 2010 Highlights
     As economic and industry conditions improved, the company’s fiscal 2010 year-over-year orders increased approximately 98 percent, to $100.3 million from the fiscal 2009 level.
     Through fiscal 2009 restructuring and other cost reduction initiatives and fiscal 2010 cost management, the company reduced its fiscal 2010 annual operating expenses by 11 percent from the 2009 level. This was accomplished while growing revenues 80 percent in fiscal 2010.
     To date, the company has successfully placed ORION® single wafer cleaning systems at two Asian foundries for evaluation, expanded the applications for an evaluation system at an Asian memory producer and gained acceptance for a second ORION system delivered during the year to a U.S. logic supplier.
     The successful completion of a registered direct equity offering yielded $17.6 million of cash to be used to upgrade the company’s manufacturing capabilities while providing the working capital required to fund future growth.* Fiscal 2011 began with approximately $38.3 million in cash, cash equivalents, restricted cash and marketable securities and no debt.
     Finally, the company realized significant year-over-year revenue growth from its mature products, the ZETA® batch cleaning system and ANTARES® cryokinetic cleaning system, along with spare parts and services.
     “In fiscal 2011, we are focused on gaining ORION® product process tool of record (“PTOR”) status for a broad base of surface conditioning applications at several leading semiconductor manufacturers. In addition, tactically, we intend to ramp the ORION product manufacturing capacity, reduce product manufacturing cycle time and cost and continue to control operating expenses,”* said Don Mitchell, FSI chairman and chief executive officer.
Backlog and Deferred Revenue
     The company ended fiscal 2010 with $18.9 million in backlog and deferred revenue, as compared to $10.6 million at the end of fiscal 2009. Customers can cancel or delay orders or delay product acceptance; therefore, orders, backlog and deferred revenue are not necessarily indicative of shipments or revenues in future periods.*
Balance Sheet Strength
     Cash, cash equivalents, restricted cash and marketable securities were $38.3 million at the end of fiscal 2010, as compared to $12.0 million at the end of fiscal 2009. The company generated $8.7 million of cash from operations in the fourth quarter of fiscal 2010, as compared to generating $1.5 million in the prior year comparable period. The company generated $9.2 million of cash from operations during fiscal 2010, as compared to using $10.1 million in fiscal 2009. As of August 28, 2010, the company had $64.4 million in working capital, a current ratio of 4.4 to 1 and a book value of $2.15 per share.
Outlook
     The company expects first quarter fiscal 2011 orders to increase sequentially, as compared to $29.3 million in the fourth quarter of fiscal 2010.* This assumes the receipt of additional multi-unit orders that are anticipated late in the quarter.*
     Considering the backlog and deferred revenue levels at the end of fiscal 2010, the company expects first quarter fiscal 2011 revenues to range from $10 to $12 million, as compared to $28.8 million in the fourth quarter of fiscal 2010.* The sequential decline can be attributed to the timing of requested shipments by several of the company’s major customers. A portion of the expected revenue is subject to either receiving purchase orders or obtaining timely acceptance from customers.* Given expected first quarter orders and evaluation tool acceptances, the fiscal 2011 second quarter revenue level is expected to exceed the second half fiscal 2010 quarterly run rate.*
     Based upon anticipated gross profit margins, the expected manufacturing capacity utilization rate, the product sales mix and the current quarterly operating expense run rate, the company expects a net loss of $3.5 to $4.0 million for the first quarter of fiscal 2011.*
     Fiscal 2011 first quarter capital expenditures are expected to be less than $1.0 million, primarily related to upgrades to our manufacturing infrastructure, with depreciation expected to be between $0.6 million and $0.7 million.* If the company achieves its expectations while continuing to invest in inventory in anticipation of future orders, it expects to use less than $3.0 million of cash in operations during the first quarter of fiscal 2011.*
Conference Call Details
     FSI investors have the opportunity to listen to management’s discussion of its financial results on a conference call at 3:30 p.m. CT today. The company invites all those interested in hearing to join the call by dialing 888.324.8501 and entering access code 8802769. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing 866.397.1431.
About FSI
     FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and cryogenic aerosol technologies, customers are able to achieve their process performance, flexibility and productivity goals. The company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com, or call Benno Sand, 952.448.8936.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

     This press release contains certain “forward-looking” statements (*), including, but not limited to expected orders, expected receipt of multi unit follow-on orders, expected revenues, expected financial results, expected cash usage, other expected financial performance for the first quarter of fiscal 2011 and the expected second quarter fiscal 2011 revenue level. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the company’s successful execution of internal performance plans; the cyclical nature of the company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the company presently holds; as well as other factors listed herein or from time to time in the company’s SEC reports, including our latest 10-K annual report, 10-Q quarterly reports and our form 424B5 prospectus supplement. The company assumes no duty to update the information in this press release.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended		Year Ended
	Aug. 28,	Aug. 29,	Aug. 28,	Aug. 29,
	2010	2009	2010	2009
Sales	$28,790	$14,176	$90,985	$50,484
Cost of goods	14,204	7,896	48,067	34,057

Gross margin	14,586	6,280	42,918	16,427
Selling, general and administrative expenses	4,907	3,869	17,684	19,504
Research and development expenses	3,287	2,575	12,703	14,674

Operating income (loss)	6,392	(164)	12,531	(17,751)
Other income (expense), net	47	(90)	427	43

Income (loss) before income taxes	6,439	(254)	12,958	(17,708)
Income tax benefit	(163)	(181)	(63)	(84)

Net income (loss)	$6,602	($73)	$13,021	($17,624)

Income (loss) per share — basic	$0.18	$0.00	$0.39	($0.57)

Income (loss) per share — diluted	$0.17	$0.00	$0.39	($0.57)

Weighted average common shares
Basic	37,422	31,475	33,301	31,129
Diluted	37,893	31,475	33,628	31,129
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Aug. 28,	Aug. 29,
	2010	2009
Assets

Current assets
Cash, restricted cash and cash equivalents	$34,687	$7,579
Receivables, net	18,935	8,697
Inventories	26,145	21,171
Other current assets	3,674	4,333

Total current assets	83,441	41,780

Property, plant and equipment, net	13,204	15,146

Marketable securities	3,612	4,458
Investment	460	460
Other assets	1,581	1,841

Total assets	$102,298	$63,685

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$8,396	$3,170
Deferred profit*	2,669	2,362
Customer deposits	—	12
Accrued expenses	8,020	6,972

Total current liabilities	19,085	12,516

Long-term accrued expenses	410	511
Total stockholders’ equity	82,803	50,658

Total liabilities and stockholders’ equity	$102,298	$63,685

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Year Ended
	Aug. 28,	Aug. 29,
	2010	2009
Sales by Area

United States	36%	29%
International	64%	71%

Cash Flow Statement

Capital expenditures	$618	$325
Depreciation	2,561	3,398
Amortization	—	61

Miscellaneous Data

Total employees, including contract	293	255
Book value per share	$2.15	$1.60
Shares outstanding	38,544	31,636
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